Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Managers

DB Commodity Services LLC:

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-163552) of PowerShares DB US Dollar Index Bearish Fund and Subsidiary of our reports dated February 24, 2010, with respect to the consolidated statements of financial condition, including the consolidated schedules of investments, of PowerShares DB US Dollar Index Bearish Fund and Subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of income and expenses, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2009 and the period from February 15, 2007 (commencement of investment operations) to December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 Annual Report on Form 10-K of PowerShares DB US Dollar Index Bearish Fund and Subsidiary. We also consent to the incorporation by reference of our reports dated June 25, 2010, with respect to the statements of financial condition, including the schedules of investments of DB US Dollar Index Bearish Master Fund as of December 31, 2009 and 2008, and the related statements of income and expenses, changes in unitholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2009 and the period from February 15, 2007 (commencement of investment operations) to December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 Annual Report on Form 10-K of DB US Dollar Index Bearish Master Fund.

/s/ KPMG LLP
New York, New York June 25, 2010